Exhibit 10.55

December 9, 2003

Kevin F. McKee

Vice President, Production Services

Del Monte Foods

One Market @ The Landmark

P. O. Box 193575

San Francisco, CA 94119-3575

RE:	Product Prices and Pricing Model*

Dear Kevin:

The purpose of this letter (this “Letter”) is to confirm in writing our mutual understanding and agreement concerning the implementation of certain modifications to the annual pricing adjustment methodology set forth in Section 4.4, titled Annual Adjustments to Product Prices and Pricing Model, of the Supply Agreement dated August 13, 2000 (the “Supply Agreement”) as well as certain related sections of the “FY01 Calculation and Implementation Statement” dated January 17, 2001 (the “FY01 Implementation Statement”). Except as specifically set forth herein, this Letter does not change any of the underlying basic principles within the Supply Agreement and is intended only to assist the Parties in their annual price negotiations by simplifying and standardizing some elements of the relevant calculations. Capitalized terms used herein and not otherwise defined in this Letter shall have the meaning assigned to such term in the Supply Agreement. This Letter, except for the expressed intentions, clarifications and implementations set forth herein, shall have no effect on any other provisions of the Supply Agreement.

1.	Background. In connection with our on-going discussions concerning Product Prices, we agreed to simplify certain aspects of the annual adjustment to Product Prices as called for under Section 4.4 of the Supply Agreement in order to minimize the administrative time and efforts required by the current method of annually adjusting Product Pricing. Starting with the calculation of FY04 Product Prices and for the balance of the life of the Supply Agreement, it is agreed that we will calculate the annual adjustment to Product pricing as described in the following sections.

2.	Annual Changes to Product Prices. Section 4.4 of the Supply Agreement generally describes the process of modifying Product Prices at the end of each Fiscal Year.

*	Portions of the material in this Exhibit have been redacted pursuant to a request for confidential treatment, and the redacted material has been filed separately with the Securities and Exchange Commission (the “Commission”). A series of asterisks have been placed in the precise places in this Agreement where information has been redacted, and the asterisks are keyed to a legend which states that the material has been omitted pursuant to a request for confidential treatment.

Impress USA, Inc.

Carnegie Office Park…600 North Bell Avenue…Building One…Suite 200…Carnegie, Pennsylvania 15106…USA

Telephone 1.412.429.5290, Facsimile 1.412.429.5296

Mr. Kevin F. McKee

Del Monte Foods

December 9, 2003

Modification of Product Prices are made to the extent they reflect (i) changes in cost factors (other than direct materials) that have occurred during the previous Fiscal Year to the extent they are anticipated to be incurred by Impress in manufacturing the Products during the following Fiscal Year (“Carry-Over Costs”), and (ii) known and anticipated changes in the cost factors (other than direct materials) to be incurred by Impress in manufacturing the Products during the immediately following Fiscal Year (“Estimated Costs”). Carry-Over Costs and Estimated Costs are hereinafter collectively referred to as “Costs.” The calculation of the annual price adjustment has been subject to long and often difficult negotiations over the term of the Supply Agreement, particularly in light of the qualifications to the price adjustment methodology set forth in Section 4.4(a). In order to simplify the annual price adjustment process, we agree that for the remaining period of the Supply Agreement the annual adjustment to Product Prices shall be calculated based upon the percentage change in the Employment Cost Index (the “ECI”) (using one series applicable to blue collar occupations and one series applicable to white collar occupations, as set forth on Attachment A) and the Producer Price Index – Commodities (Finished Goods) (as set forth on Attachment A) (the “PPI”), each as published by the U.S. Department of Labor, Bureau of Labor Statistics (collectively, the ECI and the PPI are hereinafter referred to as the “Indexes”). The calculation for the adjustment of Product Prices shall occur at the conclusion of each Fiscal Year under the Supply Agreement and shall calculate the percentage change in the Indexes from the end of Quarter 1 of the preceding Fiscal Year to the end of Quarter 1 of the immediately concluded Fiscal Year, and shall be applied to prices for the immediately following Fiscal Year. As an exception to this general rule, any modifications to the hourly labor costs for the Samoa Impress facility shall be determined with reference to the allowed wage increases published by the Samoa Wage Board (the “SWB Wage Increases”). The adjustment to Product Prices at the conclusion of Fiscal Year 2003 (applicable to Product Prices for Fiscal Year 2004) is shown in Attachment A.

Impress and Del Monte will meet within sixty (60) days of the execution of this Letter to discuss and reach agreement on any Impress proposals as to the most appropriate application of index averaging and index timing to use in the administration of changes to Product Prices. The purpose of this activity is to eliminate potential index volatility issues that appear when comparing discrete points in time. Impress and Del Monte acknowledge that the volatility issue may potentially impact either party positively or negatively, and the goal of selecting an average would be to determine a more accurate way of capturing the percentage change in certain average costs over the period of one year.

3.	FY03/ 04 Transition. As further detailed in the calculations set forth on Attachment B, we agree that for FY04 only, we will use the agreed upon amount reflected in this attachment to represent the FY03 Carry-Over Costs and FY04 Estimated Costs, to arrive at a total Product Price increase to Del Monte for FY04 of $***. Product Prices for FY04 will reflect these cost adjustments. While the parties believe that this number is correct, representatives of each party (Hugh Baxter and Phil Seymour) are reviewing the calculations used to arrive at this number, and the final number, reflecting any necessary adjustments agreed to by the parties, will be agreed to within fifteen (15) working days of the execution of this Letter.

***	This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Commission.

Mr. Kevin F. McKee

Del Monte Foods

December 9, 2003

4.	Depreciation. Starting in FY04, we agree that modifications to the depreciation component of “Fixed Overhead Cost” as contemplated by Section 4.4(a) will be made based upon the annual percentage change in the PPI Index referenced in section 2 above. Otherwise, the depreciation for any specific project requested by Del Monte will be added to the Product Price for the specific product involved. ROI calculations pursuant to Section 3.3 (a) shall continue unchanged.

5.	Fixed Overhead Allocation. The implementation of Sections 4.4 (c) and 4.4 (d) is being simplified to achieve a reduction in administrative and management negotiation efforts. With respect to the Fixed Overhead Cost, Shared Services Cost and SG&A Cost (collectively “FOH”) referenced in Sections 4.4(c) and (d), we agree to “freeze” the applicable dollar amounts and allocation percentages at the FY03 levels, as detailed on Attachment C hereto. Thereafter, changes in Fixed Overhead Cost, Shared Services Cost and SG&A Cost levels (from the $28,026,903 base) will only occur to the extent there are increases (or decreases) in the Indexes, the Baseline Volumes (for example as described in Sections 4.10, 4.11 and 4.12 of the Supply Agreement), and any specific volume increase requested by Del Monte. The implementation of the changes described above will also terminate sections 7.5 and 7.6 of the FY01 Implementation Statement regarding the special relief agreed for Terminal Island. These changes will also terminate the previously agreed payments, scheduled to start in FY04, by Impress to Del Monte for any new third-party coating business at Weirton, as discussed in May 2002.

6.	Profit Bank. Application of the impact of annual inflationary cost changes on the “Profit Element to Impress” and on the “Profit Bank,” as directed in Section 4.4(b) of the Supply Agreement (reference also section 4.5(g) and (h) Annual Profit Shortfall and the FY01 Implementation Statement section 2.2(a)(“profit bank”)), will be made by taking the weighted average percentage change in the conversion cost elements (Direct Labor Cost, Variable Overhead Cost, Fixed Overhead Cost, and SG&A Cost) within the total applicable Product Costs (calculated as indicated on Attachment B; the FY04 adjustment is 4.9%) and applying that percentage change to the profit element component of Product Prices and the then current Profit Bank number. See Attachment D for FY04 methodology and a statement of the baseline Profit Bank number.

7.	Base Materials, Direct Materials and Freight. The annual cost change mechanism for these items is not being changed in this Letter and is intended to continue as directed in the Supply Agreement. Internal freight (product cost for freight for Work-in-process products shipped between Impress facilities) will change with the PPI index, external freight (freight to deliver product to a Del Monte facility) will continue to be calculated based on actual costs.

Mr. Kevin F. McKee

Del Monte Foods

December 9, 2003

If the above accurately sets forth our mutual understanding, please sign both copies in the space provided below and return one to us for our files.

We look forward to a most successful relationship with you.

By:	/s/ John G. Boyas
John G. Boyas
Vice President, Finance & Administration

Enc.:	Attachment A
Attachment B
Attachment C
Attachment D

Agreed and Accepted:

DEL MONTE CORPORATION

By:	/s/ Wesley Smith

Title:	Chief Operating Officer

Date: 12/30/03